Exhibit 4.12

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

PACIFIC BEACH BIOSCIENCES, INC.
10% SENIOR PROMISSORY NOTE

San Diego, California
$125,000	June 24, 2009

1.           Principal and Interest.

PACIFIC BEACH BIOSCIENCES, INC. (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of PARAMOUNT CREDIT PARTNERS, LLC, or his, her or its assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth in the applicable Purchase Agreement (as defined below) (or such other address as Holder shall provide to the Company in writing pursuant hereto), the principal amount of One Hundred Twenty Five Thousand Dollars ($125,000), together with interest as set forth below.

The Company promises to pay interest on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of ten percent (10%), or such lesser rate as shall be the maximum rate allowable under applicable law; provided however, that upon an Event of Default (as defined herein) during the Term (as defined herein) of this Note, the interest rate on this Note shall be increased to twelve percent (12%) per annum during the term of the default.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, and shall accrue and be payable quarterly in arrears.  All unpaid principal on this Note shall be due and payable on the earlier of (i) December 31, 2013; (ii) consummation by the Company of an equity financing (or series of related equity financings), including without limitation a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, involving the sale of equity securities in which the Company receives at least $10,000,000 in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) (a “Qualified Financing”); and (iii) consummation of a merger, share exchange or other transaction (or series of related transactions), other than in connection with a Qualified Financing, in which (A) the Company merges into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, and (B) the aggregate consideration payable to the Company or its stockholders in such transaction(s) is greater than or equal to $10,000,000 (such period of time from the date of issuance hereof, the “Term”).  For purposes of this Note, an “Event of Default” shall occur if (i) the Company shall default in the payment on the Note, when and as the same shall become due and payable and any such failure to make payment continues for five (5) business days; or (ii) the Company shall default in the due observance or performance of any material covenant, condition or agreement on the part of the Company contained in this Note or the Purchase Agreement (as defined below) (other than the failure to make payment when due), and any such default shall continue for a period of sixty (60) days after the date on which the Company receives written notice thereof from the Holder.

This Note is being issued pursuant to that certain Note Purchase Agreement between the Company and the Holder, dated as of the date hereof (the “Purchase Agreement”), and is subject to its terms.  Capitalized terms used herein but not defined shall have the meanings given to such terms in the Purchase Agreement.  The Note shall rank pari passu with all other senior existing indebtedness of the Company and, pursuant to Section 2.8 of the Purchase Agreement, no new indebtedness which is secured or senior in right of payment to the Notes may be issued by the Company without the consent of the Holder.  No consent of the Holder will be required for issuances by the Company of unsecured indebtedness that ranks pari passu with, or junior to, the Notes.

2.           Prepayment.  The Notes may be prepaid at any time, in whole or in part, without penalty prior to the end of the Term.

3.           Attorneys’ Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

4.           Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided pursuant to the Purchase Agreement.

5.           Notice of Proposed Transfers.  This Note shall not be transferable by the Holder without the prior written consent of the Company, which shall not be unreasonably withheld.  Notwithstanding the foregoing, the Holder may transfer this Note to one or more of its members, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder.  Each certificate evidencing the Note transferred as above provided shall bear an appropriate restrictive legend, except that the Note shall not bear such restrictive legend if, in the opinion of counsel for the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

6.           Acceleration.  This Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or (ii) there is any material breach of any material covenant, warranty, representation or other term or condition of this Note or the Purchase Agreement at any time which is not cured within the time periods permitted therein, or if no cure period is provided therein, within sixty (60) days after the date on which the Company receives written notice thereof from the Holder.

7.           No Dilution or Impairment.  The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

8.           Waivers.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

9.           No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.

10.         Amendment.  Any term of this Note may be amended only with the written consent of the Company and the Holder.

*  *  *  *  *

ISSUED as of the date first above written.

PACIFIC BEACH BIOSCIENCES, INC.

By:	/s/ J. Jay Lobell
	Name:	J. Jay Lobell
Title: